                                                              PRESS RELEASE


                        SEACOR COMPLETES SMIT ACQUISITION

     HOUSTON, TX
     DECEMBER 19, 1996

     FOR IMMEDIATE RELEASE - SEACOR Holdings, Inc. (NYSE:CKH) ("SEACOR") announced today that it had acquired substantially all of the offshore supply vessel assets of SMIT INTERNATIONALE NV ("SMIT"), and certain joint venture interests as contemplated by a letter of intent signed on October 14, 1996.

     The acquired assets also include SMIT's 50% interest in Supplylink, which provides logistics services to support both offshore and land-based exploration and development of oil and gas worldwide.

     The final agreements provide for the payment, including amounts payable under a lease purchase arrangement for two vessels, of $71.1 million in cash, 712,000 shares of SEACOR common stock, which based on the closing price of $64.00 on December 18, 1996 has a value of $45.6 million, and $22.0 million of ten-year 5-3/8% convertible subordinated notes. The notes are convertible into shares of SEACOR common stock at any time prior to November 15, 2006 at a conversion price of $66.00 per share. The acquired assets effectively include 24 vessels that SMIT owned and SMIT's joint venture interests in 21 vessels. Certain assets and consideration will be transferred after the closing. An additional four vessels are under option to SEACOR for $12.9 million, and the parties expect such vessels to be transferred to SEACOR over the next several months.

     In addition, SEACOR will pay SMIT, in a combination of cash and non-convertible notes, additional consideration based on SMIT assets meeting certain performance measures and generating certain returns in 1997 and 1998. The maximum additional consideration is $47.2 million.

     Charles Fabrikant, Chairman and CEO of SEACOR, commented, "This acquisition positions SEACOR for the future and also gives us additional exposure to the international markets. The demand for energy appears to be growing rapidly in the Pacific Rim and in other emerging markets. Exploration and production of hydrocarbons is a global business. We






     NYFS11...:\93\73293\0013\1711\RELD236M.550
     can now offer complete service to the industry and take advantage of moving assets to areas that offer the highest returns. We can also pursue our logistics interests on a global scale."

     As a further observation Fabrikant noted, "This event is more of a strategic partnering arrangement than an acquisition. We will be changing our corporate name to SEACOR-SMIT Inc. SMIT will continue to provide technical management for the acquired vessels working in the Far East and North Sea. We are planning on using Dutch crews and keeping vessels under Dutch flag. Andrew Strachan, who was SMIT's Group Director for Offshore Shipping and had been in charge of overseeing SMIT's investment in logistics, will be joining SEACOR as President of our Global Division and Coordinator for International Business Development.

     Finally, SMIT has a significant interest in helping us reduce costs and optimizing employment opportunities in salvage and maritime contracting, an interest backed up by an incentive to earn additional consideration from the fleet's performance and also by its position as a significant equity stakeholder in SEACOR. SMIT will propose a nominee to serve on the SEACOR Board of Directors, which will assist in a smooth transition and, we hope, lead to opportunities for cooperation in other areas."

     SMIT President M.A. Busker noted that the transaction would strengthen SMIT's position in the salvage and maritime contracting industries by providing access to substantially greater marine resources than are currently available to SMIT and also to vessels operating in North America. At the same time, the transaction allows SMIT to take advantage of the movement toward consolidation in the offshore industry.

     Busker said, "This is a good transaction. It provides continuity of employment for both our management personnel and seafarers involved in offshore supply activities. It also allows SMIT to participate in the growing market of the Gulf of Mexico. Our offshore supply fleet is brought under the wings of a successful player in the offshore supply business, who shares our views on logistics and with whom we work closely in the environmental protection business. If our fleet performs as we expect, the further pay-off will come in earning the enhanced consideration and also bring reward to us as a shareholder in SEACOR."

     SMIT is a leading marine salvage and offshore-installation contractor and operates primarily in the North Sea, the Mediterranean, the Far East, the Middle East, the Caribbean and Latin America. SMIT and its affiliates operate a fleet of over 300 marine craft, including ocean-going tugs, harbor tugs, salvage vessels, heavy-lift vessels and transport barges, and employ approximately 2,400 personnel worldwide.






     NYFS11...:\93\73293\0013\1711\RELD236M.550

     With the addition of the SMIT offshore supply vessel assets, SEACOR will be the second-largest owner of marine vessels supporting offshore oil and gas production with a fleet of over 300 vessels operating in the U.S. Gulf of Mexico, Mexico, the North Sea, the Mediterranean, the Far East, the Middle East, the Caribbean, Latin America and offshore West Africa. In addition to its offshore support operations, SEACOR also owns National Response Corporation ("NRC"), which is engaged in the development of waste oil reception facilities, environmental consulting and infrastructure development projects. NRC is the largest commercial oil spill response contractor in the United States.

     For additional information at SEACOR, contact Charles Fabrikant, Chairman and Chief Executive Officer, or Randall Blank, Executive Vice President and Chief Financial Officer at (212) 307-6633.

     For additional information at SMIT, contact Mr. M. A. Busker, President, or Mr. A. W. Kienhuis, Vice President, at 31-10-454-9911.







     NYFS11...:\93\73293\0013\1711\RELD236M.550